Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements

(1)	Registration Statement (Form S-8 No. 333-177834) pertaining to the Sapiens International Corporation N. V. 2011 Share Incentive Plan;
(2)	Registration Statement (Form S-8 No. 333-144595) pertaining to the 1992 Stock Option and Incentive Plan, 2003 Share Option Plan, 2005 Special Incentive Share Option Plan of Sapiens International Corporation N.V.; and
(3)	Registration Statement (Form F-3 No. 333-207414) pertaining to an offering of common shares by Sapiens International Corporation N. V. and/or certain of its shareholders of our report, dated October 9, 2015, with respect to the financial statements of Insseco Sp. z o.o. Predecessor included in this Report of Foreign Private Issuer on Form 6-K.

/s/ Ernst & Young Audyt Polska spółka z ograniczoną odpowiedzialnością s.k.
Warsaw, Poland
October 14, 2015